EXHIBIT 12.1

Meritage Homes Corporation

Calculation of Ratio of Earnings to Total Fixed Charges

	Qtr. Ended March 31, 2010	Year Ended December 31,
		2009	2008	2007	2006	2005
Income/(Loss) from continuing operations before income taxes and minority interest	$2,781	$(154,799)	$(275,966)	$(456,482)	$364,009	$416,225
Income/(Loss) from equity method investees	(803)	(4,013)	17,038	40,229	(20,364)	(18,337)

	1,978	(158,812)	(258,928)	(416,253)	343,645	397,888
Add/(deduct):
+ Fixed Charges	11,063	50,123	53,526	67,109	56,730	46,934
+ Amortization of capitalized interest	3,256	25,951	37,233	47,051	42,986	38,796
+ Distributed income of equity method investees	1,340	8,286	10,049	15,929	17,126	16,140
- Interest capitalized	(2,146)	(10,359)	(25,606)	(55,431)	(52,063)	(43,034)

Earnings available for fixed charges	$15,491	$(84,811)	$(183,726)	$(341,595)	$408,424	$456,724
Fixed Charges:
Interest and other financial charges expensed and capitalized	10,441	46,890	49,259	62,176	52,063	43,034
Interest factor attributed to rentals (a)	622	3,233	4,267	4,933	4,667	3,900

Total Fixed Charges	$11,063	$50,123	$53,526	$67,109	$56,730	$46,934
Ratio of earnings to fixed charges	1.4	(b )	(b )	(b )	7.2	9.7

(a)	The interest factor attributable to rentals consists of one-third of rental charges, which is deemed by the Company to be representative of the interest factor inherent in rent.
(b)	Earnings were not adequate to cover fixed charges by $134.9 million, $237.3 million and $408.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Meritage Homes Corporation

Proforma Calculation of Earnings to Total Fixed Charges

	Qtr. Ended March 31, 2010	Year Ended December 31, 2009

Income/(Loss) from continuing operations before income taxes and minority interest	$2,781	$(154,799)
Income/(Loss) from equity method investees	(803)	(4,013)

	1,978	(158,812)
Add/(deduct):
+ Fixed Charges	11,449	51,692
+ Amortization of capitalized interest	3,256	25,951
+ Distributed income of equity method investees	1,340	8,286
- Interest capitalized	(2,146)	(10,359)

Earnings available for fixed charges	$15,877	$(83,243)
Fixed Charges:
Interest and other financial charges expensed and capitalized	10,827	48,459
Interest factor attributed to rentals (c)	622	3,233

Total Fixed Charges	$11,449	$51,692
Ratio of earnings to fixed charges	1.4	(d )

(c)	The interest factor attributable to rentals consists of one-third of rental charges, which is deemed by the Company to be representative of the interest factor inherent in rent.
(d)	Earnings were not adequate to cover fixed charges by $134.9 million for the year ended December 31, 2009.